EXHIBIT 8

March 15, 2004

Board of Directors

Cornerstone Realty Income Trust, Inc.

306 East Main Street

Richmond, VA 23219

Dear Members of the Board of Directors:

We have acted as counsel to Cornerstone Realty Income Trust, Inc. (the “Company”), a Virginia corporation, in connection with the preparation of the registration statement on Form S-3 to which this opinion is attached as an exhibit (the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement. The Company is filing the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), to register under the Act 223,000 common shares of the Company.

We understand that the Company properly and timely elected to be treated as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with its taxable year ended December 31, 1993. The Company’s initial and continuing qualification as a REIT depends upon the satisfaction of various requirements under the Internal Revenue Code of 1986, as amended (the “Code”). The satisfaction of those requirements generally is within the control of the Company’s Board of Directors and officers, who have been engaged to conduct the affairs of the Company under the supervision of the Board of Directors.

This opinion is based upon various assumptions and is conditioned upon the accuracy and completeness of certain representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”), which we have neither investigated nor verified. We have assumed that the Officer’s Certificate is true, correct and complete, and that no actions that are inconsistent with the Officer’s Certificate have been or will be taken. We have also assumed that all representations made “to the best knowledge of” any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification. We have also assumed that the Company has not and will not take any action or fail to take any action that would affect its qualification as a REIT for any taxable year.

We have reviewed and relied upon originals or copies of (i) the Amended and Restated Articles of Incorporation, Bylaws and other corporate documents of the Company, (ii) certain resolutions of the Board of Directors of the Company, (iii) the Officer’s Certificate, and (iv) the

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March 15, 2004

Registration Statement and the prospectus included therein (the “Prospectus”). In addition, we have reviewed such other documents and have made such legal and factual inquiries as we have deemed necessary or advisable for purposes of rendering the opinion set forth below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy and completeness of all records made available to us.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions (including, without limitation, those set forth in the Officer’s Certificate) or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service regarding this opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is therefore given, that the Internal Revenue Service will not take a contrary position to that reflected in our opinion or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

We are opining herein only as to the federal income tax laws of the United States and we express no opinion with respect to the applicability, or the effect, of other federal laws, the laws of any foreign, state or local jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.        Commencing with the taxable year ended December 31, 1993, the Company is organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s method of operations described in the Prospectus will enable it to continue to satisfy the requirements for qualification as a REIT; and

2.        The legal statements and legal conclusions contained in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered.

This opinion is limited to the two conclusions expressly stated herein and speaks as of the date hereof.

With respect to our opinion contained in paragraph 1 above, you should note that qualification of the Company as a REIT depends, in part, upon the Company’s ability, through its actual operations, to meet the qualification tests as described in the Prospectus. The Company’s ability to satisfy such tests may be affected by, inter alia, the Company’s actual annual operating results, distribution levels, diversity of stock ownership, and changes in the Company’s method of operation. We will not review or monitor the Company’s compliance

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March 15, 2004

with these qualification tests or the Company’s operations. Therefore, no prediction as to those actual operating results is implied by our opinion.

In rendering the foregoing opinion, we express no opinion with respect to the laws of any jurisdiction other than the federal income tax laws of the United States. The foregoing opinion is based solely on the provisions of the Code, the Treasury Regulations promulgated thereunder and the judicial and administrative rulings, pronouncements and decisions now in effect, all of which are subject to change, which change may be retroactively applied, or possible differing interpretations that may affect the conclusions stated herein. To the extent this opinion relies upon recent tax legislation, and recently promulgated Treasury Regulations, no assurance can be given as to the interpretations of such recent legislation that will be reflected in applicable Internal Revenue Service rulings and future Treasury Regulations, which could be applied retroactively possibly with adverse tax consequences. Further, this opinion does not purport to deal with any aspects of state law that may affect particular investors nor with certain types of investors subject to special treatment under the United States federal income tax laws.

This opinion is furnished to you solely for your use in connection with the Registration Statement, and may not be relied upon by any other party or for any other purpose. We hereby consent to the reference to our firm under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ McGuireWoods LLP